Exhibit 10.11

META FINANCIAL GROUP, INC.
2002 Omnibus Incentive Plan
(As Amended and Restated As Of November 24, 2014)
PERFORMANCE SHARE UNIT AWARD AGREEMENT
Pursuant to this Performance Share Unit Award Agreement (this “Award Agreement”), and subject to the terms and conditions herein and in the Meta Financial Group, Inc. Omnibus Incentive Plan (As Amended and Restated as of November 24, 2014) (the “Plan”), Meta Financial Group, Inc. (the “Company,” as defined in the Plan) grants an Award of performance share units (“PSUs”) under Section 5(d) of the Plan to the following identified Grantee with the following specified terms:
Summary of Award Terms:
Name of Grantee: __________ (the “Grantee”)
Date of Grant: ______, __, 20__ (the “Grant Date”)
Target Number of Performance Share Units: ____ (the “Target PSUs”)
Performance Period: October 1, 20__ – September 30, 20__ (“Performance Period”)
Vesting: The PSUs shall vest only upon the achievement of the applicable Performance Goals for the October 1, 20__ - September 30, 20__ Performance Period. Depending on the Grantee’s actual achievements, the Grantee may earn between 0% and _____% of the Target PSUs.
Performance Goals: The number of PSUs earned by the Grantee at the end of the Performance Period, if any, will be determined by the Committee, in its sole but reasonable discretion, based on the satisfaction of Performance Goals identified in Exhibit A to this Award Agreement and in a manner consistent with Section 3(c) below.
Unless otherwise provided in this Award Agreement or in separate writing or employment agreement between you and the Company, Grantee must have Continuous Service throughout the Performance Period to remain eligible for any rights or interests with respect to this Award.
Settlement Date: As soon as practicable following the end of the Performance Period, but no later than March 15th following the last day of the Performance Period (the “Settlement Date”).
Capitalized terms used in this Award Agreement, unless otherwise defined, shall have the meanings set forth in the Plan.
1.Grant of Performance Share Units. The Company hereby grants this Award of PSUs, pursuant to which, subject to the terms and conditions of this Award Agreement and the Plan, the Company will pay to the Grantee on the Settlement Date one (1) Share as of the Settlement Date multiplied by the number of vested PSUs earned hereby, subject to applicable withholding for taxes.

2.Vesting. The Award is subject to the vesting terms set forth in the Summary of Award Terms above, except as may otherwise be provided in this Award Agreement or in the Plan. Any portion of the Award that does not vest for any reason shall automatically be cancelled and terminated and be of no further force and effect.
3.Forfeiture. Except as set forth in separate writing or employment agreement between you and the Company, all unearned and unvested PSUs shall automatically be cancelled and terminated upon the Grantee’s cessation of Continuous Service prior to the Settlement Date, provided, that:
(a)If the Grantee is Retirement eligible, the Grantee shall remain eligible to vest in this PSU if the Grantee has provided at least 6 months of Continuous Service during the Performance Period. “Retirement” means voluntary termination of employment with the Company as an employee, director, director emeritus or advisory director thereof, where either: (i) the Grantee has reached the age of 65; or (ii) the sum of the Grantee’s age and length of service (as an employee, director, director emeritus or advisory director) is greater than or equal to 70
(b)If the Grantee dies or becomes Disabled, the Grantee shall remain eligible to vest in this PSU if the Grantee has provided at least 6 months of Continuous Service during the Performance Period. For this purpose, “Disability” means the Grantee is unable to perform his or her duties, with or without reasonable accommodation, due to illness, accident or physical or mental incapacity or disability for a consecutive period of 180 days or for an aggregate of 270 days in any 365 day period.
(c)The Award, and the Committee’s determination of the satisfaction of Performances Goals and the number of PSUs earned by the Grantee at the end of the Performance Period, shall be subject to adjustment by the Committee (i) as provided in the Plan, and (ii) in recognition of unusual or nonrecurring events affecting the Company or any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations or accounting principles, (iii) contributions/costs/gains/losses/third-party legal, audit, consulting or banking fees associated with the acquisition, disposition, or divesture of a business or similar merger, acquisition, divestiture or disposition activity, and (iv) restructuring costs or other unusual gains/losses/expenses that are disclosed as special, “one-time” or unusually in nature or infrequently occurring events. In each case the adjustments made in this Section 3(c) shall be made if the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the Award or are necessary to comply with applicable laws, rules or regulations.
4.Change of Control. In the event of a Change of Control, the Award shall be subject to the provisions of Section 9 of the Plan.
5.Settlement of Award. On or as soon as practicable after the Settlement Date, the Company will, in full satisfaction of the PSUs granted hereby, pay to the Grantee the amount owed, as determined by the Committee, in whole Shares, rounded down to the nearest whole Share.
(a)Notwithstanding anything herein to the contrary, no transfer of Shares shall become effective until the Company determines that such transfer, issuance, and delivery is in compliance with all applicable, laws, regulations of governmental authority, and the requirements of any securities exchange on which Shares may be traded.
(b)The Committee may, as a condition to the issuance of Shares, require the Grantee to make covenants and representations and/or enter into agreements with the Company to reflect the Grantee’s rights and obligations as a stockholder of the Company and any limitations and restrictions on such Shares.
(c)The transfer of Shares pursuant to this Award Agreement shall be effectuated by an appropriate entry on the books of the Company, the issuance of certificates representing such shares (bearing such legends as the Committee deems necessary or desirable), the transfer of shares to a brokerage account in the name of the Grantee, and/or other appropriate means as determined by the Committee.
(d)Unless and until any Shares are issued in settlement of the Award on the Settlement Date, the Award shall not confer to the Grantee any rights or status as a stockholder of the Company.
6.Withholding. The Grantee shall surrender to the Company, for no consideration, the portion of any Shares that become vested under this Award whose aggregate Market Value is sufficient to satisfy federal, state, and local withholding tax requirements.
7.No Assignment or Transfer. The Award granted hereunder may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. No transfer by will or the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with (i) written notice thereof along with such evidence as the Committee may deem necessary to establish the validity of the transfer and (ii) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Grantee and to be bound by the acknowledgements made by the Grantee in connection with the grant.
8.Grantee Representations. By accepting the Award, the Grantee represents and acknowledges the following:
(a)The Grantee has received a copy of the Plan, has reviewed the Plan and this Award Agreement in their entirety, and has had an opportunity to obtain the advice of independent legal counsel prior to accepting the Award.
(b)The Grantee has had the opportunity to consult with a tax advisor concerning the tax consequences of accepting the Award, and understands that the Company makes no representation regarding the tax treatment as to any aspect of the Award, including the grant, vesting, settlement, or conversion of the Award.
(c)The Grantee understands that neither the grant of this Award nor the Grantee’s participation in the Plan confers any right to continue in the service of the Company or to receive any other award or amount of compensation, whether under the Plan or otherwise, and no payment of any award under the Plan will be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance, or other benefit plan of the Company or any Affiliate except as otherwise specifically provided in such other plan.
(d)The Grantee consents to the collection, use, and transfer, in electronic or other form, of the Grantee’s personal data by the Company, any Affiliate, the Committee, and any third party retained to administer the Plan for the exclusive purpose of administering the Award and Grantee’s participation in the Plan. The Grantee agrees to promptly notify the Committee of any changes in the Grantee’s name, address, or contact information during the entire period of Plan participation.
9.Adjustments. If there is a change in the outstanding Shares due to a stock dividend, split, or consolidation, or a recapitalization, corporate change, corporate transaction, or other similar event relating to the Company, the Committee may adjust the number of Target PSUs subject to the Award in accordance with Section 7 of the Plan.
10.Administration; Interpretation. In accordance with the Plan and this Award Agreement, the Committee shall have full discretionary authority to administer the Award, including discretionary authority to interpret and construe any and all provisions relating to the Award. Decisions of the Committee shall be final, binding, and conclusive on all parties.
11.Section 409A. It is intended that this Award Agreement is exempt from Internal Revenue Code Section 409A and the interpretive guidance thereunder (“Section 409A”), and this Award Agreement shall be administered accordingly, and interpreted and construed on a basis consistent with such intent. To the extent that any provision of this Award Agreement would fail to comply with applicable requirements of Section 409A, the Company may, in its sole and absolute discretion and without requiring the Grantee’s consent, make such modifications to this Award Agreement and/or payments to be made thereunder to the extent it determines necessary or advisable to comply with the requirements of Section 409A. Nothing in this Agreement shall be construed as a guarantee of any particular tax effect for the Award, and the Company does not guarantee that any compensation or benefits provided under this Award Agreement will satisfy the provisions of Section 409A. If (i) the Grantee’s right to payment is subject to Section 409A, and (ii) the Grantee is a specified employee (within the meaning of Section 409A) as of the Termination Date, then, to the extent necessary to comply with Treasury Regulation section 1.409A-3(i)(2), settlement of the Award shall be delayed until the earlier of (A) the date which is six months after the Grantee’s separation from service, or (B) the date of the Grantee’s death.
12.Successors. The terms of this Award Agreement shall be binding upon and inure to the benefit of the heirs of the Grantee or distributees of the Grantee’s estate and any successor to the Company.
13.Governing Law; Severability.
(a)Governing Law. This Award Agreement shall be construed and administered in accordance with the laws of South Dakota without regard to its conflict of law principles.
(b)Severability. Any determination by a court of competent jurisdiction or relevant governmental authority that any provision or part of a provision in this Award Agreement is unlawful or invalid shall not serve to invalidate any portion of this Award Agreement not found to be unlawful or invalid, and any provision or part of a provision found to be unlawful or invalid shall be construed in a manner that will give effect to the terms of such provision or part of a provision to the fullest extent possible while remaining lawful and valid.
14.Acknowledgment of Receipt and Acceptance. By signing below (or execution by other means approved by the Committee, including by electronic signature), the undersigned acknowledges receipt and acceptance of the Award, agrees to the representations made in the Award, and indicates the undersigned’s intention to be bound by this Award Agreement and the terms of the Plan.

META FINANCIAL GROUP, INC. By: Name: Title: Date:	GRANTEE By: Grantee’s Name: _____________________ Date:

EXHIBIT A
TO
PERFORMANCE SHARE UNIT AWARD AGREEMENT
Company’s Earnings Per Share Performance Goals

Performance Level[1]	EPS for October 1, 20__ – September 30, 20__[2]	EPS for October 1, 20__ – September 30, 20__	EPS for October 1, 20__ – September 30, 20__	Percentage of Units Earned
Maximum		$-	-	_____%
Target		$-	-	_____%
Threshold		$-	-	______%
Below Threshold	Less than $	-	-	______%

For each 12 month period during the Performance Period (each such 12 month period, a “Measurement Period”), the Committee shall determine in its sole but reasonable discretion, whether the Company (together with its Affiliates, as applicable) has satisfied the earnings per share goal (the “EPS Goal”) set forth above. The Committee shall make its determination for each Measurement Period at the end of the Performance Period and at that time shall certify for each Measurement Period whether the applicable EPS Goals have been satisfied and such decision for one Measurement Period shall not affect any portion of the PSUs that are eligible to be earned for any other Measurement Period. If the Committee determines that the Company (and applicable Affiliates) has not satisfied the EPS Goal for any Measurement Period, the number of PSUs that would otherwise be earned and settled on the Settlement Date shall be immediately forfeited without consideration.
1 Straight line interpolation will be applied by the Committee to determine the number of PSUs that are earned and will vest between the Threshold, Target, and Maximum performance levels.
2 “EPS” shall be defined as the Company’s earnings per share as reported by the Company in its financial statements on its Form 10-K for the fiscal years ending September 30, 20__, September 30, 20__, and September 30, 20__.
EX-A